Watford Intends to De-List and De-Register its Cumulative Redeemable Preference Shares (Nasdaq: WTREP) Following Merger

HAMILTON, Bermuda, July 2, 2021 (GLOBE NEWSWIRE) -- Watford Holdings Ltd. ("Watford") (NASDAQ: WTRE) on July 2, 2021, Watford Holdings Ltd. notified The Nasdaq Stock Market that the Company intends to voluntarily terminate the listing of its cumulative redeemable preference shares (Nasdaq: WTREP) (the "preference shares") from the Nasdaq Global Select Market ("Nasdaq") in compliance with the requirements of Rule 12d2-2(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The preference shares are currently held by fewer than 300 persons. In addition, the preference shares were initially listed as a secondary listing and, following the merger of Watford Holdings Ltd. and delisting of Watford Holdings Ltd.'s common shares, the preference shares will not meet Nasdaq’s listing requirement that a primary listing have not fewer than 400 shareholders.
Accordingly, Watford Holdings Ltd. intends to file with the Securities and Exchange Commission a Form 25 to remove the preference shares from listing on Nasdaq and to deregister the preference shares pursuant to Section 12(b) of the Exchange Act, and a certification on Form 15 under the Exchange Act to request the deregistration of the preference shares under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 13 and 15(d) of the Exchange Act with respect to the preference shares.

About Watford Holdings Ltd.

Watford Holdings Ltd. is a global property and casualty insurance and reinsurance company with approximately $1.2 billion in capital as of March 31, 2021, comprised of: $172.8 million of senior notes, $52.4 million of contingently redeemable preference shares and $977.0 million of common shareholders’ equity, with operations in Bermuda, the United States and Europe. Its operating subsidiaries have been assigned financial strength ratings of “A-” (Excellent) from A.M. Best and “A” from Kroll Bond Rating Agency. On May 1, 2020, A.M. Best announced that it had placed under review with negative implications the financial strength ratings of Watford's operating subsidiaries. On April 6, 2021, Kroll Bond Rating Agency maintained the Watch Developing status on the “A” insurance financial strength ratings of Watford's operating subsidiaries as well as the “BBB+” credit rating of Watford Holdings Ltd, pending regulatory approval for the Agreement and Plan of Merger that was approved by Watford’s shareholders on March 30, 2021 and was consummated on July 1, 2021. As a result of the merger, Watford Holdings Ltd. became a wholly-owned subsidiary of Greysbridge Holdings Ltd.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides a “safe harbor” for forward-looking statements. This news release contains forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including: uncertainties with respect to the timing of the delisting of the preference shares; market conditions; and other risks set forth in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC"), and in the Company’s other periodic reports filed with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Watford disclaims any obligation to update these forward-looking statements because of new information, future events or circumstances or other factors.

Contacts
Laurence Richardson (Investor Contact): lbr@watfordholdings.com